UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 2, 2018

Summit Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36873	47-1984212
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1550 Wynkoop Street, 3rd Floor

Denver, Colorado 80202

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 893-0012

Not Applicable

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2018, Summit Materials, Inc. (the “Company”) announced that, effective January 8, 2018 (the “Commencement Date”), Karl H. Watson Jr. has been appointed Executive Vice President and Chief Operating Officer of the Company.

Mr. Watson, age 53, has more than 25 years of experience in the construction materials industry. From January 2017 to December 2017, Mr. Watson served as President, Cement & Southwest Ready Mix at Martin Marietta Materials, Inc. (“Martin Marietta”), a supplier of construction aggregates and heavy building materials. Prior to joining Martin Marietta, Mr. Watson served in various leadership positions at CEMEX, S.A.B. de C.V. (“CEMEX”), a Mexican cement manufacturer, and Rinker Group Ltd., an Australian building materials supplier which was acquired by CEMEX in 2007. From January 2016 to June 2016, Mr. Watson served as an advisor to CEMEX, where he was previously the President of CEMEX USA and Global Relation Manager, Network Leader, from 2011 to 2015. From 2008 to 2011, Mr. Watson served as President of CEMEX, Florida and CEMEX, East, USA. From 1988 to 2008, Mr. Watson served in various positions at Rinker Group Ltd., including, most recently, Regional President, Rinker Materials West from 2004 to 2008. Mr. Watson is currently on the board of directors of the Texas Aggregates & Concrete Association and on the executive committee of the Portland Cement Association where he served as the vice chairman from 2013 to 2015. He is a past chairman of the National Ready Mix Concrete Association and the Florida Concrete and Products Association and was on the board of directors of the National Stone, Sand and Gravel Association from 2007 to 2011. Mr. Watson has a Bachelor’s of Science degree in Business Administration from Palm Beach Atlantic University. There are no transactions involving Mr. Watson requiring disclosure under Item 404(a) of Regulation S-K.

Pursuant to the terms of the offer letter between with Summit Materials Holdings L.P. (“Holdings”) and Mr. Watson (the “Offer Letter”), effective as of the Commencement Date, Mr. Watson’s annual base salary will be $550,000 and he will be eligible to participate in the Company’s annual bonus plan with a target bonus of 75% of his annual base salary, with a potential bonus of up to two times the target annual bonus for extraordinary performance. Additionally, Mr. Watson is eligible to participate in the Company’s long term equity incentive plan and will be granted an initial award of $2 million in restricted stock units, which will vest in equal annual installments over three years, subject to his continued employment through each such vesting date; provided that such award will become fully vested in the event his employment is terminated without Cause (as defined in the applicable award agreement). The Offer Letter also provides that Mr. Watson will receive a one-time cash sign-on bonus of $300,000, which will be paid on or within 30 days following the Commencement Date. However, such sign-on bonus is subject to recoupment by the Company if Mr. Watson terminates his employment within two years following the Commencement Date.

In addition, the Offer Letter provides that Mr. Watson will be eligible to participate in the Company’s employee benefits plans and programs as in effect from time to time, on the same basis as those benefits are generally made available to other executive officers.

Furthermore, Mr. Watson will be entitled to participate in the Company’s Executive Severance Plan at the level applicable to Executive Vice Presidents. Information regarding the Executive Severance Plan is described in the Company’s Form 8-K filed on December 21, 2017, which description is incorporated by reference herein. For the purposes of the Offer Letter, the definition of Constructive Termination applicable to Mr. Watson under the Executive Severance Plan also includes the Company not appointing him as its Chief Executive Officer on or prior to the third anniversary of the Commencement Date.

The foregoing summary of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the Offer Letter itself, which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01.            Regulation FD Disclosure.

On January 4, 2018, the Company issued a press release announcing the appointment of Mr. Watson. The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information included under Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section. The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, unless specifically incorporated by reference into any such filing.

Item 9.01.            Financial Statements and Exhibits.

(d)        Exhibits.

10.1	Offer Letter, dated as of December 19, 2017, between Summit Materials Holdings L.P. and Karl Watson
99.1	Press Release of Summit Materials, Inc. dated January 4, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMIT MATERIALS, INC.
Date: January 4, 2018

	By:	/s/ Anne Lee Benedict
	Name:	Anne Lee Benedict
	Title:	Chief Legal Officer